Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of May 16, 2015 (the “Start Date”) by and between PATRICK J. TALAMANTES (the “Executive”) and THE McCLATCHY COMPANY, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company wishes to continue to employ the Executive in the capacity of its President and Chief Executive Officer; and

WHEREAS, the Executive is willing to continue such employment upon the terms and conditions set forth below and is committed to remaining in the Company’s employ upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. Term of Employment.

(a) Basic Rule. The Company agrees to continue the Executive’s employment, and the Executive agrees to remain in employment with the Company, from the Start Date until the earliest of the following dates (the “Term”):

(i) May 16, 2018, or such later date to which the term of this Agreement may be extended pursuant to the provisions of subsection (b) of this Section 1.

(ii) The date when the Executive’s employment terminates pursuant to Sections 5 or 6 below; or

(iii) The date of Executive’s death or incapacity to perform his duties as described in Section 2(b).

(b) Automatic Extension of Term. Subject to the provisions of Subsection (c) of this Section 1, Section 5 and Section 6 below, the term of this Agreement shall be extended automatically for one year effective on May 16, 2016 (so that effective on that date the term of employment shall be extended from May 16, 2018 to May 16, 2019), and on each succeeding May 16 (so that, effective on each such day, the remaining term of employment shall be for a full three-(3) year period).

(c) Election Not to Extend Term. Executive or the Board of Directors of the Company (the “Board”), by written notice delivered to the other, may at any time elect to terminate the automatic extension provisions of Subsection (b) of this Section 1. Such election shall apply only to extensions that would otherwise become effective more than sixty (60) days after delivery of such notice and shall not apply to extensions that already have become effective.

2. Duties and Scope of Employment.

(a) Position. The Company agrees to continue to employ the Executive in Sacramento, California as its President and Chief Executive Officer as of the Start Date. The Executive shall report to the Company’s Board and shall have the authority and responsibilities customarily granted to the President and Chief Executive Officer.

(b) Obligations. During the term of his employment under this Agreement, the Executive shall devote his full business efforts and time to the Company and its affiliates and shall not render services to any other person or entity without the consent of the Company’s Board. The foregoing, however, shall not preclude the Executive from (i) serving on the boards of directors of not-for-profit entities and trade groups, (ii) serving on the boards of directors of such other corporations as the Company’s Board may approve from time to time, (iii) engaging in other civic, charitable, non-profit, industry or trade associations, or religious activities, (iv) devoting a reasonable amount of time to private investments which do not interfere or conflict with his responsibilities to the Company, and (v) enjoying the usual holiday and vacation periods.

3. Base Salary. Effective as of the Start Date, the Company agrees to pay the Executive, as compensation for his services as President and Chief Executive Officer, a base salary at an annual rate of $841,500, or at such rate as may from time to time be determined by the Compensation Committee of the Board (the “Base Salary”). The Executive’s Base Salary shall be subject to required withholding taxes.

4. Employee Benefits and Expenses.

(a) Benefits. The Executive shall be entitled to participate in any health, welfare and other benefit plans, programs or arrangements offered to the Executive by the Company, subject in each case to (i) the generally applicable terms and conditions of the plan, program or arrangement in questions and (ii) the full discretion and determination of the applicable committee or other plan administrator.

(b) Business Expenses. During the Term, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of appropriate documentation, all in accordance with the Company’s generally applicable policies.

5. Involuntary Termination. The Company may terminate the Executive’s employment for any reason, with or without Cause, including, but not limited to, the reasons described below, by giving the Executive not less than sixty (60) days’ advance notice in writing (in which event the Executive may become entitled to the payments and benefits described in Section 8 or 9, as applicable).

(a) Termination for Cause. The Company may terminate the Executive’s employment at any time for Cause. For all purposes under this Agreement, “Cause” shall mean (i) a willful failure by the Executive to substantially perform his duties hereunder, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by the Executive which constitutes gross misconduct and which is materially injurious to the Company. No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest. The Company’s notice of termination shall specify the nature of the Cause.

(b) Termination for Disability. The Company may terminate the Executive’s employment for Disability. For all purposes under this Agreement, “Disability” shall mean that the Executive, at the time notice is given, has been unable to perform his duties under this Agreement for a period of not less than six (6) consecutive months as a result of an illness or injury, as determined for purposes of the Company’s long-term disability income insurance. The Company’s notice of termination shall specify the nature of the Disability. In the event that the Executive fully resumes the performance of his duties hereunder on a full-time basis before the termination of his employment hereunder becomes effective, the notice of termination shall automatically be deemed to have been revoked.

6. Voluntary Termination. The Executive may terminate his employment with the Company for any reason, including Good Reason, in which event the Executive may become entitled to the payments and benefits described in Section 8 or 9, as applicable, subject in the case of a Good Reason termination to Executive’s compliance with the notice provisions set forth in this Section 6. In connection with a voluntary termination, other than a termination for Good Reason, the Executive shall give the Company not less than six (6) months’ advance notice in writing. The Company may elect, in its sole discretion, to waive such six (6) month advance written notice requirement. In connection with a termination that is a Good Reason termination, the Executive shall give the Company not less than sixty (60) days’ advance notice in writing. The Company, in its sole discretion, may elect to waive such sixty (60) day advance written notice requirement. Any waiver of notice by the Company shall not constitute an involuntary termination under Section 5, and the termination shall continue to be considered a voluntary termination. For all purposes under this Agreement, “Good Reason” shall mean (i) a demotion or material reduction in the Executive’s Base Salary, without his written consent, (ii) a material reduction in the Executive’s responsibility or authority (including, without limitation, loss of the title or functions of the President and Chief Executive Officer of the Company or its successor), (iii) removal of the Executive from the Company’s Board, or (iv) relocation by more than fifty (50) miles of the Company’s headquarters from Sacramento, California. The Executive must give the Board advance notice in writing of the Executive’s decision to terminate his employment for Good Reason within ninety (90) days of the initial occurrence of the condition that is the basis for such Good Reason resignation in order for the termination to be treated as a Good Reason termination; provided, further, that Good Reason will only exist if, in the case of a condition that may be cured, the Company fails substantially to correct the deficiency within thirty (30) days of receipt of such notice. The thirty (30) day cure period shall run contemporaneously with the sixty (60) day advance written notice period referenced above.

7. Death. The Executive’s employment under this Agreement automatically shall terminate on account of his death during the Term.

8. Benefits for Termination by the Company Without Cause or Resignation by the Executive for Good Reason. In the event that during the Term of this Agreement (i) the Company terminates the Executive’s employment for any reason other than Cause or Disability, (ii) the Executive terminates his employment for Good Reason, or (iii) the Company elects not to renew the term of this Agreement pursuant to Section 1(c) hereof, the Executive shall be entitled to receive his Accrued Compensation (defined in Section 9) and a severance payment from the Company (the “Severance Payment”). The Severance Payment shall be made in a lump sum as soon as reasonably practicable, but in no event less than fifteen (15) or more than sixty (60) days, following the effective date of the employment termination. Any payment under this Section 8(a) shall be subject to required withholding taxes. The amount of the Severance Payment shall be the dollar amount equal to one and one-half (1.5) times the amount of the Executive’s Base Salary in effect on the date of his termination of employment from the Company (the “Termination Date”) without giving effect to any reduction in Base Salary that would constitute Good Reason. Notwithstanding the foregoing, the Company’s obligation to pay the Severance Payment shall be conditioned upon receipt from Executive of a Waiver and Release pursuant to Section 10 hereof.

9. Benefits for All Other Terminations. In the event of (i) the Executive’s involuntary termination, other than an involuntary termination by the Company without Cause for which a Severance Payment is owed in accordance with Section 8, (ii) the Executive’s voluntary termination of employment from the Company other than for Good Reason, or (iii) the Executive’s automatic termination of employment with the Company on account of his death, the Executive shall be entitled to payment of compensation accrued through such date consisting of (i) any unpaid Base Salary owed to the Executive for services rendered to the Termination Date, (ii) all vested benefits under applicable written plans and programs maintained by the Company subject to the terms and conditions of such plans or programs, (iii) reasonable business expenses and disbursements incurred by the Executive in accordance with the Company’s applicable written business expense reimbursement policy; and (iv) any accrued but unpaid vacation payable in connection with a termination of employment of the Executive under the Company’s applicable vacation policy (collectively, “Accrued Compensation”).

10. Waiver and Release of Claims. The Executive agrees that, as a condition to the receipt of any amounts pursuant to Section 8, the Executive shall be required to execute and deliver a waiver and release agreement, substantially in the form attached hereto as Exhibit A, with such revisions as the Company may reasonably request (the “Waiver and Release Agreement”). The Executive shall execute and deliver the Waiver and Release Agreement within forty-five (45) days of the Executive’s Termination Date, and the Company shall pay the benefits under Section 8 within ten (10) days after receipt of the Waiver and Release Agreement or, if later, at the times specified therein. If the Waiver and Release Agreement is not executed and delivered to the Company within such forty-five (45)-day period, the Executive shall forfeit all benefits provided pursuant to Section 8.

11. Nature of Payments. For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in Sections 8 and 9 constitute liquidated damages for termination of the Executive’s employment during the Term.

12. Confidentiality; Non-Solicitation.

(a) Confidential Information.

(i) The Executive acknowledges that, during the Term the Executive shall be given access to and become acquainted with Confidential Information. The Executive agrees that during the Term or at any time thereafter, the Executive shall not, directly or indirectly, communicate, disclose, or divulge to any Person, or use for the Executive’s benefit or the benefit of any Person, in any manner, any Confidential Information or any other information concerning the conduct and details of the businesses of the Company and its affiliates, except as required in the course of the Executive’s employment with the Company or as otherwise may be required by applicable law.

(ii) The Executive acknowledges that the Confidential Information of the Company is a valuable, confidential, special, and unique asset of the Company and its affiliates, expensive to produce and maintain, and essential for the profitable operation of their respective businesses.

(iii) All documents relating to the businesses of the Company and its affiliates including, without limitation, documents, including electronic records, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Company and its applicable affiliates and must not be removed from the premises of the Company, except as required in the course of the Executive’s employment with the Company. The Executive shall return all such documents and electronic records (including any copies thereof) to the Company upon the Termination Date or upon the earlier request of the Company or the Board.

(b) Non-Solicitation. During the Term and for a period of twelve (12) months following the Termination Date, the Executive shall not, except with the Company’s express prior written consent, for the benefit of any entity or Person (including the Executive) (a) solicit, induce, or encourage any employee of the Company, or any of its affiliates, to leave the employment of the Company or its affiliates, (b) solicit, induce, or encourage any customer, client, or independent contractor of the Company, or any of its affiliates, to cease or reduce its business with or services rendered to the Company or its affiliates or (c) hire (on behalf of the Executive or any other Person) any employee or independent contractor who has left the employment or other service of the Company or its affiliates within one (1) year of the termination of such employee’s employment, or independent contractor’s engagement, with the Company or its affiliates, provided, however, that nothing in this Section 12(b) shall prohibit Executive from being involved with general solicitations for employment or in hiring anyone who responds to such solicitations.

13. Cooperation with Regard to Litigation. The Executive agrees to cooperate with the Company, during the Term and after the Termination Date, by making the Executive available to testify on behalf of the Company or any affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any affiliate of the Company, as may be reasonably requested and after taking into account the Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse the Executive, on an after-tax basis, for all reasonable expenses, including legal fees, actually incurred in connection with the Executive’s provision of testimony or assistance.

14. Non-Disparagement. At any time during the Term and thereafter, the Executive shall not publicly disparage the Company, its affiliates, or their respective officers or directors, and the Company, its affiliates, or their respective officers or directors shall not publicly disparage the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or the Executive’s successor or members of the Board from making truthful statements that are required by applicable law, regulation, or legal process.

15. Section 409A Savings Provisions.

(a) Section 409A Exemption. It is intended that the payments and benefits provided under this Agreement shall be exempt from the application of the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder (collectively, “Section 409A”). Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible.

(b) Separation from Service. The Executive shall be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(c) Specified Employee Provisions. Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it in a lump sum on the first business day after such Delay Period (or upon the Executive’s death, if earlier), together with interest for the Delay Period, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a separation from service, and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d) Expense Reimbursements. (i) Any amount that the Executive is entitled to be reimbursed under this Agreement shall be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred; (ii) any right to reimbursement or in kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) the amount of the expenses eligible for reimbursement during any taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year.

16. Miscellaneous Provisions.

(a) Delivery of Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary. For all purposes under this Agreement, the employment relationship shall terminate on the date properly specified in the notice of termination. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement described in Section 5 or 6, as applicable.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by the Company with the approval of the Board of Directors. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Assignment and Successors. Neither party shall assign any right or delegate any obligation hereunder without the other party’s written consent, and any purported assignment or delegation by a party hereto without the other party’s written consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(d) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Effective as of the date hereof, this Agreement supersedes any prior employment agreement between the Executive and the Company. This Agreement is in full force and effect notwithstanding The McClatchy Company Corporate Office At-Will Policy adopted by the Company on January 1, 1999, or any amendment to or replacement thereof.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the city in which the Company’s headquarters are located, by three (3) arbitrators. The Executive and the Company shall each select one (1) arbitrator and those two (2) designated arbitrators shall select a third (3rd) arbitrator. The arbitration shall not be administered by the American Arbitration Association; however, the arbitration shall be conducted by the three (3) selected arbitrators using the procedural rules of the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court in or nearest to the city in which the Company’s headquarters are located, or (ii) any other court having jurisdiction. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and the Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party shall bear its or the Executive’s costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 16(g). Notwithstanding any provision in this Section 16(g), the Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement. Any dispute or claim in law or equity, whether based on contract or tort or otherwise, relating to or arising out of the employment of the Executive by the Company, other than a claim based on a statute providing an exclusive means of enforcement, shall be settled exclusively by final arbitration in accordance with the labor arbitration rules of the American Arbitration Association in effect at the time the arbitration is initiated. Any claim or dispute subject to arbitration shall be deemed waived, and forever barred, if not presented for arbitration within six months of the date when the claim or dispute arose.

(h) WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:

/s/ Patrick J. Talamantes
Patrick J. Talamantes

Date:	February 6, 2015

THE MCCLATCHY COMPANY:

By:	/s/ Karole Morgan-Prager

Name:	Karole Morgan-Prager

Title:	Vice President, Corporate Development, General Counsel and Corporate Secretary

Date:	February 6, 2015